Exhibit (12)(a)
WACHOVIA CORPORATION AND SUBSIDIARIES
COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

		Three
		Months
		Ended		Years Ended December 31,
		March 31,
(In millions)		2007		2006	2005	2004	2003	2002

EXCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations		$3,300		11,470	9,462	7,633	6,080	4,667
Fixed charges, excluding capitalized interest		2,703		8,189	4,971	2,701	2,309	2,414

Earnings	(A)	$6,003		19,659	14,433	10,334	8,389	7,081

Interest, excluding interest on deposits		$2,627		7,897	4,711	2,474	2,113	2,247
One-third of rents		76		292	260	227	196	167
Capitalized interest		-		-	-	-	-	-

Fixed charges (a)	(B)	$2,703		8,189	4,971	2,701	2,309	2,414

Consolidated ratios of earnings to fixed charges, excluding interest on deposits	(A)/(B)	2.22	X	2.40	2.90	3.83	3.63	2.93

INCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations		$3,300		11,470	9,462	7,633	6,080	4,667
Fixed charges, excluding capitalized interest		5,764		17,308	10,268	5,554	4,669	5,844

Earnings	(C)	$9,064		28,778	19,730	13,187	10,749	10,511

Interest, including interest on deposits		$5,688		17,016	10,008	5,327	4,473	5,677
One-third of rents		76		292	260	227	196	167
Capitalized interest		-		-	-	-	-	-

Fixed charges (a)	(D)	$5,764		17,308	10,268	5,554	4,669	5,844

Consolidated ratios of earnings to fixed charges, including interest on deposits	(C)/(D)	1.57	X	1.66	1.92	2.37	2.30	1.80

(a) Fixed charges do not include: 1) other obligations which exist under Financial Accounting Standards Board Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” and 2) interest on uncertain income tax positions.